As filed with the Securities and Exchange Commission on June 24, 2021
Registration No.333- _
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _____________________________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ________________________________
OP BANCORP
(Exact Name of Registrant as Specified in its Charter)
California (State or Other Jurisdiction of Incorporation or Organization)	81-3114676 (I.R.S. Employer Identification No.)

1000 Wilshire Boulevard, Suite 500 Los Angeles, California 90017 (Address of Principal Executive Offices) (Zip Code)
___________________________
2021 Equity Incentive Plan (Full title of the Plan)

Min J. Kim

President and Chief Executive Officer

OP Bancorp

1000 Wilshire Boulevard, Suite 500,

Los Angeles, California 90017
(Name and address of agent for service)

(213) 892-9999

(Telephone number, including area code, of agent for service)

With a copy to: Mark A. Bonenfant, Esq. Buchalter A Professional Corporation 1420 5th Avenue, Suite 3100 Seattle, Washington 98101 Telephone: (206) 319-7052 __________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value, reserved for issuance pursuant to the OP Bancorp 2021 Equity Incentive Plan	1,500,000	$10.06	$15,090,000	$1,646.32

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the OP Bancorp 2021 Equity Incentive Plan, as amended from time to time (the “2021 Plan”), by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)    Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on June 21, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows the Registrant to “incorporate by reference” the information that the Registrant files with the SEC, which means that the Registrant can disclose important information by reference to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents filed by the OP Bancorp (the “Company” or the “Registrant”) with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021;
(c)

The Company’s Current Reports on Form 8-K filed with the SEC (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K) on January 29, 2021, February 3, 2021, February 5, 2021, April 23, 2021, and May 6, 2021; and

(d)

The description of our common stock set forth in the registration statement on Form 8-A12B filed March 20, 2018, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2020 and any amendment or report filed with the SEC for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

The Company’s articles of incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company’s articles of incorporation and bylaws also authorize it to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits of such excess indemnification set forth in Section 204 of the CGCL.

The Company maintains officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the CGCL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description
4.1	Articles of Incorporation of OP Bancorp (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-223444) filed on March 5, 2018)

4.2	Amended and Restated Bylaws of OP Bancorp (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-223444) filed on March 5, 2018)

4.3

First Amendment to the Amended and Restated Bylaws of OP Bancorp (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-38437) filed on March 15, 2021)

4.4

Specimen common stock certificate of OP Bancorp (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-223444) filed on March 5, 2018)

4.5

Description of Securities Registered under Section 12 of Securities Exchange Act of 1934, as amended (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-38437) filed on March 16, 2020)

4.6	OP Bancorp 2021 Equity Incentive Plan

5.1	Opinion of Buchalter, a Professional Corporation

23.1	Consent of Crowe LLP

23.2	Consent of Buchalter, a Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.  Undertakings.

(A)The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 24, 2021.

OP BANCORP

By:	/s/ MIN J. KIM
Min J. Kim
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of OP Bancorp (the “Company”), hereby severally constitute and appoint Min J. Kim and Christine Y. Oh, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Min J. Kim and Christine Y. Oh may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-8 relating to the offering of the Company’s securities, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Min J. Kim and Christine Y. Oh shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ MIN J. KIM	Director; Chief Executive Officer and President	June 24, 2021
Min J. Kim

/s/ CHRISTINE Y. OH	Executive Vice President; Chief Financial Officer	June 24, 2021
Christine Y. Oh

/s/ BRIAN CHOI	Director and Chairman of the Board	June 24, 2021
Brian Choi

/s/ ERNEST E. DOW	Director	June 24, 2021
Ernest E. Dow

/s/ JASON HWANG	Director	June 24, 2021
Jason Hwang

/s/ SOO HUN JUNG	Director	June 24, 2021
Soo Hun Jung

/s/ OCK HEE KIM	Director	June 24, 2021
Ock Hee Kim

/s/ MYUNG JA (SUSAN) PARK	Director	June 24, 2021
Myung Ja (Susan) Park

/s/ Yong Sin Shin	Director	June 24, 2021
Yong Sin Shin